Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

AnaptysBio, Inc.:

We consent to the use of our report, dated June 5, 2015, except for earnings per share information and Note 12, which are dated July 13, 2015, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

San Diego, California

September 8, 2015